Exhibit (d)(15)

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of February 22, 2011 (the “Escrow Agreement”), between Piedmont Community Bank Holdings, Inc., a Delaware corporation (the “Company”), and Bryan Cave LLP, a Missouri limited liability partnership, in its capacity as escrow agent (the “Escrow Agent”).

WHEREAS:

A. The Company has conducted a private placement of its common stock (the “Offering”) and certain investors (each an “Investor” and collectively, the “Investors”) have entered into Subscription Agreements, dated February 22, 2011 (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”), pursuant to which each Investor agreed to purchase from the Company, and the Company agreed to sell to each Investor, the number of shares of common stock, par value $0.01 per share (the “Shares”), identified therein;

B. Pursuant to the terms of the Subscription Agreement, the Company shall establish an escrow account to hold amounts to be invested by the Investors pending the consummation of one or more Closings (as defined in the Subscription Agreement), and each Investor has agreed, subject to the terms and conditions of its respective Subscription Agreement, that the purchase price for its Shares to be paid to the Company shall be delivered by such Investor in advance to the Escrow Agent on the terms and conditions set forth in this Escrow Agreement; and

C. The Escrow Agent is willing to accept appointment as Escrow Agent only for the expressed duties outlined herein and on the terms and conditions set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereby agree as follows:

1. The Company hereby appoints Bryan Cave LLP, a Missouri limited liability partnership, as escrow agent. The Escrow Agent hereby accepts its appointment and agrees to act as agent for the Company, and to hold and dispose of the funds described in Section 2 in accordance with the terms of this Escrow Agreement.

2. Any funds received by the Escrow Agent pursuant to the Subscription Agreements and held by the Escrow Agent pursuant to this Escrow Agreement are hereinafter referred to as the “Escrow Funds.”

3. Except as set forth in Section 6 below, within two (2) business days after receipt of the Escrow Funds, the Escrow Agent shall cause the Escrow Funds to be maintained and held in one or more individual interest bearing money-market escrow accounts with Citibank, N.A. as provided in the Subscription Agreements. The Escrow Agent shall invest and reinvest the separate Escrow Funds without commingling the Escrow Funds with one another or any other monies. Any interest earned on or from the Escrow Funds shall become part of the Escrow Funds. The Escrow Agent shall hold the Escrow Funds, together with accrued interest, if any, accumulated thereon, and dispose of the same pursuant to Section 6 hereof (or in accordance with Section 10, if necessary). Any additional monies, interest, dividends, earnings, income and other distributions and payments hereinafter received by the Escrow Agent for deposit into the Escrow Funds shall become part of the Escrow Funds.

4. The Escrow Agent shall not be responsible for any loss resulting from the investment of the Escrow Funds with Citibank, N.A. or the loss of the Escrow Funds itself due to events entirely outside of the Escrow Agent’s control, including, without limitation, the failure of Citibank, N.A.

5. Any taxable income earned on an Investor’s applicable portion of the Escrow Funds will be allocated to each such Investor, as applicable, and such Investor shall be liable for any tax liabilities related thereto. The Company hereby agrees to provide to the Escrow Agent the names, addresses, taxpayer identification numbers and the pro rata share of each Investor in the Escrow Funds. Concurrently with the execution of this Escrow Agreement, the Company shall furnish to the Escrow Agent the information comprising the identity of the Investors in the format set forth in the “List of Investors,” attached hereto as Exhibit A, or in electronic spreadsheet format with the same information. All Escrow Funds, together with accrued interest, if any, accumulated thereon, shall remain the property of the Investors and shall not be subject to any liens or charges by the Company, or judgments or creditors’ claims against the Company, until released to the Company as provided in this Escrow Agreement. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent. The Company and the Escrow Agent will treat all Investor information as confidential.

6. The Company contemplates that the release of an applicable portion of the Escrow Funds may occur in installments upon the consummation of each of (a) the purchase by the Company (the “Equity Purchase”) of $75,000,000 of newly-issued shares of common stock of Crescent Financial Corporation, a North Carolina corporation (“Crescent”), at a price per share of $4.00, and (b) a tender offer by the Company (subsequent to or concurrent with the consummation of the Equity Purchase) to acquire up to 66 2/3% of the issued and outstanding shares of common stock of Crescent immediately prior to the Equity Purchase, at a price per share of $4.75, for a maximum purchase of $30,602,924 (the “Acquisition” and, together with the Equity Purchase, the “Transaction”), each pursuant to an Investment Agreement (the “Investment Agreement”) to be entered into by and among the Company, Crescent, and Crescent State Bank, a North Carolina state bank and a wholly-owned banking subsidiary of Crescent. Subject to the provisions of this Escrow Agreement, the Escrow Agent shall continue to hold the Escrow Funds delivered for deposit hereunder by an Investor, together with accrued interest, if any, accumulated thereon, until receipt of: (i) written notice from the Company that all conditions to closing of the Transaction and the release of all Escrow Funds have been satisfied, pursuant to the terms of the Investment Agreement and the Subscription Agreements (a “Full Release Notice”); (ii) written notice from the Company that all conditions to closing of either the Equity Purchase or the Acquisition, as applicable, and the release of the applicable Escrow Funds have been satisfied, pursuant to the terms of the Investment Agreement and the Subscription Agreements (each a “Partial Release Notice”); (iii) written notice from the Company evidencing a termination of the Investment Agreement (which written notice shall include a copy of the notice of termination and a certification that such notice of termination was delivered to the non-

terminating party) (a “Termination Notice”); or (iv) written notice from the Company and/or an Investor, as applicable, evidencing a termination under Section 1.1(f) and/or Section 5.1(a) of such Investor’s Subscription Agreement (each an “Investor Termination Notice”).

6.1. Full Release Notice. If the Escrow Agent receives a Full Release Notice prior to its receipt of an Investor Termination Notice, the Escrow Agent shall promptly (a) disburse all Escrow Funds (less accrued interest, if any, accumulated thereon, and any portion of the Escrow Funds not used for the Acquisition) in accordance with the terms of the Subscription Agreement and the written instructions provided by the Company concurrently with the delivery of the Full Release Notice and (b) return to each Investor such Investor’s accrued interest, if any, accumulated thereon, and any portion of the Escrow Funds not used for the Acquisition, in accordance with the information provided for each such Investor on Exhibit A.

6.2. Investor Termination Notice. If the Escrow Agent receives an Investor Termination Notice prior to its receipt of a Full Release Notice, a Partial Release Notice or a Termination Notice, then the Escrow Agent shall promptly return the Escrow Funds delivered by the Investor providing such Investor Termination Notice, together with such Investor’s accrued interest, if any, accumulated thereon, to such Investor in accordance with the information provided for such Investor on Exhibit A.

6.3. Termination Notice. If the Escrow Agent receives a Termination Notice prior to a Full Release Notice or a Partial Release Notice, then the Escrow Agent shall promptly return the Escrow Funds delivered by each Investor who has not previously provided to the Escrow Agent an Investor Termination Notice, together with each such Investor’s accrued interest, if any, accumulated thereon, to each such Investor in accordance with the information provided for each such Investor on Exhibit A.

6.4. Partial Release Notice. If the Escrow Agent receives a Partial Release Notice prior to its receipt of an Investor Termination Notice or a Termination Notice, the Escrow Agent shall promptly disburse the applicable Escrow Funds (less accrued interest, if any, accumulated thereon, and, if the Partial Release Notice is being delivered in connection with the Acquisition, any portion of the Escrow Funds not used for the Acquisition) in accordance with the terms of the Subscription Agreement and the written instructions provided by the Company concurrently with the delivery of the Partial Release Notice; provided, however, that if the Escrow Agent receives an Investor Termination Notice prior to the receipt of any Partial Release Notice but after receipt of an initial Partial Release Notice, the Escrow Agent shall promptly return to each Investor who has then provided to the Escrow Agent an Investor Termination Notice, (a) such Investor’s remaining Escrow Funds after disbursement of Escrow Funds for which a Partial Release Notice was received prior to receipt of the Investor Termination Notice, together with (b) such Investor’s accrued interest, if any, accumulated on all such Investor’s Escrow Funds, in accordance with the information provided for each such Investor on Exhibit A; and provided further, that if the Escrow Agent receives a Termination Notice prior to the receipt of any Partial Release Notice but after receipt of an initial Partial Release Notice, the Escrow Agent shall promptly return to each Investor who has not previously provided to the Escrow Agent an Investor Termination Notice (y) such Investor’s remaining Escrow Funds after disbursement of Escrow Funds for which a Partial Release Notice was received prior to the Termination Notice, together with (z) such Investor’s accrued interest, if any, accumulated on all such Investor’s Escrow Funds, in accordance with the information provided for each such Investor on Exhibit A.

6.5. Notwithstanding anything to the contrary in the provisions of Sections 6.1 and 6.4, if less than 66 2/3% or $30,602,924 of the issued and outstanding shares of common stock of Crescent immediately prior to the Equity Purchase, at a price per share of $4.75, are tendered by Crescent shareholders in the Acquisition, the Company will provide the Escrow Agent, as applicable, with a Full Release Notice or a Partial Release Notice (in connection with the Acquisition) in an amount equal to (a) (i) with respect to a Full Release Notice, the Escrow Funds required to consummate the Equity Purchase and to purchase all of the Crescent shares tendered pursuant to the terms of the Investment Agreement, or (ii) with respect to a Partial Release Notice delivered in connection with the Acquisition, the Escrow Funds required to purchase all of the Crescent shares tendered pursuant to the terms of the Investment Agreement, plus (b) the Company’s reasonable and documented expenses, not to exceed $1,500,000 in the aggregate, incurred in connection with the Transaction and the Offering. The Escrow Agent shall return any Escrow Funds not disbursed according to the preceding sentence to the investors pro rata, in accordance with the terms of the Subscription Agreement and the information provided for each such Investor on Exhibit A.

6.6. Notwithstanding anything to the contrary in the foregoing, if the Escrow Agent does not receive either a Full Release Notice, Partial Release Notice or Termination Notice prior to the outside date set forth in the Investment Agreement (unless such date is otherwise extended by written notice from the Company, which notice shall be accompanied by acceptable evidence of any required actions of the Board of Directors of the Company or its stockholders), then the Escrow Agent shall promptly return the Escrow Funds delivered by the Investors who have not previously provided an Investor Termination Notice, together with each such Investor’s accrued interest, if any, accumulated thereon, to each such Investor in accordance with the information provided for each such Investor on Exhibit A.

7. It is agreed that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The authority of the Escrow Agent to act as agent pursuant to this Escrow Agreement shall be limited solely to the specific authority granted to the Escrow Agent hereunder, or as may hereafter be granted to the Escrow Agent. The Escrow Agent shall incur no liability arising out of or in connection with its execution and performance of this Escrow Agreement, except for its bad faith, willful misconduct or gross negligence. The Escrow Agent may consult with counsel of its choice, which may include lawyers who are members or associates of the Escrow Agent, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of any such counsel. The Escrow Agent shall not be bound in any way by any other terms of any other agreement to which the Company or the Investors are parties, whether or not the Escrow Agent has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Company, the Investors or any other party. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be (a) approved by the Company’s stockholders representing at least 66 2/3% of the issued and outstanding common stock of the Company and (b) in writing, signed by the Company and agreed to by the Escrow Agent. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a final judgment of a court of competent jurisdiction.

8. The Escrow Agent is fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be accurate and genuine.

9. The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it.

10. If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Escrow Funds, it may do so by delivering the same to any other escrow agent agreed to by the Company and if no such escrow agent shall be selected, then the Escrow Agent may do so by delivering the Escrow Funds (a) to any bank or trust company in the Borough of Manhattan, City and State of New York, which is willing to act as escrow agent hereunder in place and instead of the Escrow Agent or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law within the State, County and City of New York. The fee of any such bank or trust company or court officer shall be borne by the Company. Upon such delivery, the Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrow Funds except as herein provided.

11. This Escrow Agreement shall not create any fiduciary duty on the Escrow Agent’s part to the Company or any Investor or any of their respective affiliates, nor disqualify the Escrow Agent from representing the Company or any of its affiliates in any dispute, transaction or other matter with the Investors or any of their affiliates or with any other party including, without limitation, any dispute with respect to the Subscription Agreements or this Escrow Agreement.

12. The out-of-pocket expenses paid or incurred by the Escrow Agent in the administration of its duties hereunder, including, but not limited to, all reasonable counsel and advisors’ and agents’ fees including, without limitation, counsel fees under Section 7 hereof, and all taxes or other governmental charges, if any, shall be paid by the Company.

13. The Company hereby indemnifies and holds the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent, arising out of or in connection with its acceptance of appointment as the Escrow Agent hereunder, or the performance of its duties pursuant to this Escrow Agreement, including all legal costs and expenses of the Escrow Agent defending itself against any claim or liability in connection with its performance hereunder, except in those cases where the Escrow Agent has committed acts of bad faith, gross negligence or willful misconduct.

14. All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given (i) when delivered, if by hand, (ii) when delivered, if sent by Federal Express or other overnight courier service or (iii) five days after the mailing thereof by first class registered or certified mail, return receipt requested, postage prepaid, as follows: (a) if to the Company, to Piedmont

Community Bank Holdings, Inc., 4350 Lassiter at North Hills Avenue, Suite 330, Raleigh, NC 27609 and (b) if to the Escrow Agent to Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, Attn: Kenneth L. Henderson, Esq., or in any case to such other address as a party may determine by delivery of notice pursuant to this Section 14.

15. This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and performed entirely within New York.

16. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

17. No consent or waiver, express or implied, by any party of any breach or default by any other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same of any obligations of the party. Failure on the part of any party to complain or any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by the party of its rights under this Escrow Agreement or otherwise.

18. The invalidity or unenforceability of any particular provisions of this Escrow Agreement shall not affect the other provisions hereof, and this Escrow Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

19. The Company and the Escrow Agent represent to one another that each has full power and authority to enter into and perform this Escrow Agreement and that the execution and delivery of this Escrow Agreement by such party was duly authorized by all necessary corporate or other action, as applicable.

20. This Escrow Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

By:	/s/ Scott Custer
Name:	Scott Custer
Title:	Chief Executive Officer

BRYAN CAVE LLP

By:	/s/ Tara B. Newell
A Member of the Firm

[Signature Page to Piedmont Escrow Agreement]

Exhibit A

List of Investors

Pursuant to the Escrow Agreement, dated February 22, 2011, by and between Piedmont Community Bank Holdings, Inc., a Delaware corporation (the “Company”) and Bryan Cave LLP (the “Escrow Agent”), the Company hereby certifies that the following investors have paid money for the purchase of the shares of common stock, par value $0.01 per share, of the Company issuable to the investors pursuant to the Subscription Agreements, dated February 22, 2011, by and between the Company and the investors signatory thereto, and the money has been deposited with the Escrow Agent:

1.	Name of Investor

Address

Tax Identification Number

Amount of Securities subscribed for

Amount of money paid and deposited with the Escrow Agent

Account Information for return of monies if necessary

2.	Name of Investor

Address

Tax Identification Number

Amount of Securities subscribed for

Amount of money paid and deposited with the Escrow Agent

Account Information for return of monies if necessary

Company: Piedmont Community Bank Holdings, Inc.

By:
Its:
Date: